DEMAND LOAN AGREEMENT

The effective date of this agreement is December 31, 2008.

This agreement is made between the following:

DynaMotive Energy Systems Corporation
230-1700 West 75th Avenue,
Vancouver, B.C. V6P 6G2 'Borrower'

And

Richard Lin
6996 Arbutus Street
Vancouver, B.C. 'Lender'.

Background:

The Borrower requires an immediate injection of funds to bridge its cash needs and the Lender has provided $1,076,271 as at the date of this agreement and may continue to provide funding under the following terms and conditions:

LOAN

Up to $2,000,000

TERM

Unpaid principal and accrued interest are due and payable within 10 days of demand by the Lender made anytime, from the date of the Company's completion of current funding and receipt of relevant funds; or receipt of ITO funds (balance which is not committed), whichever comes first, which is expected to be received in early __________2009. Balance, if any, shall be paid upon demand by the Lender from completion and receipt of funds from the Company's current funding.

PURPOSE

To bridge finance general funding requirements of the Borrower.

CURRENCY

USD dollars.

INTEREST RATE

8% per annum prorated for any part thereof; interest is payable with the principal at the time of repayment.

SECURITY CHARGE:

Secured by a General Security Agreement ("GSA") as a floating charge over the Company's assets. The GSA will not restrict the Company in dealing with its assets in the ordinary course of business.

REPAYMENT DATE

Unpaid principal and accrued interest are due and payable within 10 days of demand by the Lender made anytime from the date of the Company's completion of current funding and receipt of relevant funds; or receipt of ITO funds (balance which is not committed), whichever comes first, which is expected to be received in early __________2009. Balance, if any, shall be paid upon demand by the Lender from completion and receipt of funds from the Company's current funding.

ACCELERATION

The unpaid principal and accrued interest thereon shall, at the option of the Lender, become immediately due and payable and the assignment held by the Lender shall immediately become enforceable, if any one of the following Events of Default occurs:

i. The Borrower fails to make when due--whether on the Repayment Date, by acceleration or otherwise--payment of the principal and accrued interest thereon;
ii. There is a breach by the Borrower of any other material term or condition contained in this agreement;
iii. Any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any company in which the Borrower owns more that 50% of the outstanding shares of such company (hereinafter referred to as a 'Subsidiary');
iv. A receiver is appointed over any material property of the Borrower or Subsidiary or any judgement or order or any process of any court becomes enforceable against the Borrower or Subsidiary or any material property of the Borrower or Subsidiary or any creditor takes possession of any material property of the Borrower or any Subsidiary;
v. Any course of action is undertaken by the Borrower or Subsidiary or with respect to the Borrower or any Subsidiary which would result in the Borrower's or Subsidiary's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any Subsidiary's assets; or
vi. Any material adverse change occurs in the financial condition of the Borrower.

COSTS

All costs, including legal and appraisal fees incurred by the Lenders relative to security and other documentation, shall be for the account of the Borrower.

AUTHORITY

The Borrower has received the approval from its Board of Directors to enter into this transaction in the form and content presented above.

GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED by the Borrower in the presence of:	)	**DynaMotive Energy Systems Corporation**
[signature]	)	[signature] R. Andrew Kingston, CEO
SIGNED, SEALED AND DELIVERED by the Borrower in the presence of:	)	
[signature]	)	[signature] Brian Richardson, CFO
SIGNED, SEALED AND DELIVERED by the Borrower in the presence of:	)	**Lender**
[signature]	)	[signature] Richard Lin